QUANEX BUILDING PRODUCTS CORPORATION
CASH-SETTLED
RESTRICTED STOCK UNIT AWARD AGREEMENT
[___________________]
Grantee

Date of Award:	[___________________]
Number of Restricted Stock Units:	[___________________]
General Vesting Schedule/Restricted Period:	[___________________]
AWARD OF RESTRICTED STOCK UNITS

1.
GRANT OF RESTRICTED STOCK UNIT AWARD. The Compensation Committee (the “Committee”) of the Board of Directors of Quanex Building Products Corporation, a Delaware corporation (the “Company”), subject to the terms and provisions of the Quanex Building Products Corporation 2020 Omnibus Incentive Plan (the “Plan”), hereby awards to you, the above-named Grantee, effective as of the Date of Award set forth above (the “Date of Award”), that number of restricted stock units set forth above (the “RSUs”), on the terms and conditions set forth in this Restricted Stock Unit Award Agreement (this “Agreement”).

During the Restricted Period, the RSUs will be evidenced by entries in a bookkeeping ledger account which reflect the number of RSUs credited under the Plan for your benefit. For purposes of this Agreement, the term “Restricted Period” means the period designated by the Committee during which the RSUs are subject to forfeiture and restrictions on transfer (the “Forfeiture Restrictions”). The Restricted Period and all Forfeiture Restrictions on the RSUs covered hereby shall lapse as to those RSUs when the RSUs become vested in accordance with this Agreement, at which time the Company shall issue to you cash in an amount equal to the fair market value of one share of the Company’s common stock, $0.01 par value per share (the “Common Stock”), less applicable withholding, in exchange for each RSU that is awarded to you hereby and thereafter you shall have no further rights with respect to such RSU.

2.
SEPARATION FROM SERVICE/CHANGE IN CONTROL OF THE COMPANY. Notwithstanding anything to the contrary in this Agreement, the following provisions will apply in the event of your Separation from Service (within the meaning of Section 409A (your “Separation from Service”)) from the Company and all Affiliates (the “Company Group”), or a Change in Control of the Company occurs, before the end of the Restricted Period under this Agreement. For purposes of this Agreement, a “Change in Control” of the Company shall have the meaning ascribed to such term in the Plan.

2.1    Separation from Service Generally. Except as otherwise expressly provided to the contrary in this Section 2, in the event of your Separation from Service, the number of RSUs then subject to Forfeiture Restrictions shall be forfeited to the Company without consideration on the date of your Separation from Service.
2.2    Change in Control of the Company. If a Change in Control of the Company occurs, you do not incur a Separation from Service prior to such time, and the successor company in the Change in Control does not otherwise assume or substitute for the award granted hereby, then any remaining Forfeiture Restrictions shall lapse and your RSUs shall vest immediately prior to the occurrence of the Change in Control. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to the deferral of compensation and payment hereunder is subject to Section 409A, then the transaction or event with respect to such payment must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A, and if it does not, and the payment does not meet any other exemption under Section 409A, then payment shall be made when it otherwise would have been made, notwithstanding the Change in Control.
If this Award is assumed or substituted for in connection with a Change in Control, and if you incur an involuntary termination by the Company or its successor without Cause, or you voluntarily terminate employment for Good Reason, in each case within twenty-four (24) months following the effective date of a Change in Control of the Company, then any unvested portion of this Award shall vest in full upon such termination. For purposes of this Award, the following terms are defined as follows:
“Cause” means any action or inaction by you that constitutes (a) gross negligence or willful misconduct in connection with your duties or in the course of your employment with the Company; (b) any act of fraud, embezzlement or theft in connection with your duties or in the course of employment with the Company; (c) intentional wrongful damage to property of the Company; (d) a substantial failure by you to perform your duties after notice to you and a reasonable opportunity to cure; (e) your material breach of restrictive covenants contained in any Company policy or any agreement between you and the Company; or (f) your intentional wrongful disclosure of secret processes or confidential information of the Company.

“Good Reason” means, to the extent any such action has been taken without your written consent, the occurrence of any of the following events: (a) the Company or its successor assigns to you any duties materially inconsistent with your position (including offices, titles and reporting requirements), authority, duties or responsibilities with the Company in effect immediately before the occurrence of the Change in Control, or otherwise makes any material negative change in any such position, authority, duties or responsibilities; (b) the Company or its successor takes any other action that results in a material diminution in such position, authority, duties or responsibilities or otherwise take any action that materially interferes therewith; (c) the Company or its successor materially reduces your annual base salary or target annual bonus as in effect immediately before the occurrence of the Change in Control, other than as part of a reduction of less than ten percent (10%) that is applicable to all executives of the Company or its successor; or (d) the Company or its successor relocates your principal office more than fifty (50) miles from your principal office at the time of the Change in Control, provided that such relocation results in an increase to your daily commute time. A termination for Good Reason also requires that you give the Company written notice of the Good Reason facts and circumstances within sixty (60) days of after becoming aware (or should have become aware) of the applicable facts and circumstances, the Company has an opportunity to cure such circumstances within thirty (30) days after receipt of notice, and you must terminate employment within thirty (30) days after expiration of the Company’s opportunity to cure.
2.3    Disability. In the event of your Separation from Service due to your Disability, any remaining Forfeiture Restrictions shall lapse and your RSUs (to the extent unvested) shall vest on the date of such Separation from Service.
2.4    Death. In the event of your Separation from Service due to your death, any remaining Forfeiture Restrictions shall lapse and your RSUs (to the extent unvested) shall vest on the date of such Separation from Service.
2.5    Retirement. In the event of your Separation from Service due to your Retirement, any remaining Forfeiture Restrictions shall lapse and your RSUs (to the extent unvested) shall vest on the date of such Separation from Service and on a prorated basis with respect to the number of RSUs determined by dividing the number of days during the period commencing on the later of the Date of Award or the last anniversary vesting date and ending on the date of your Separation from Service by the total number of days between the later of the Date of Award or the last anniversary vesting date and the final vesting date as set forth above. For purposes of this Section 2.5, “Retirement” means your voluntary Separation from Service from the Company Group on or after the date on which (a) you are age 65 or (b) you are age 55 and have five years of service with the Company Group.

3.
TAX WITHHOLDING. To the extent that the receipt of the RSUs or this Agreement, the vesting of the RSUs or a distribution under this Agreement results in income, wages or other compensation to you for any income, employment or other tax purposes with respect to which the Company or Employer, as applicable, has a withholding obligation, you shall deliver to the Company or Employer at the time of such receipt or lapse, as the case may be, such amount of money as the Company or Employer may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company or Employer is authorized to withhold from the Shares awarded hereby or from any cash or stock remuneration or other payment then or thereafter payable to you any tax required to be withheld by reason of such taxable income, wages or compensation sufficient to satisfy the withholding obligation based on the last per share sales price of the Common Stock for the trading day immediately preceding the date that the withholding obligation arises, as reported in the New York Stock Exchange Composite Transactions. For purposes of this Agreement, the “Employer” means the legal entity that is a member of the Company Group and that is classified by the Company Group as your employer.

4.
NONTRANSFERABILITY. Notwithstanding anything in this Agreement to the contrary and except as specified below, the RSUs awarded to you under this Agreement shall not be transferable or assignable by you other than by will or the laws of descent and distribution. You may transfer the RSUs to (a) a member or members of your immediate family, (b) to a revocable living trust established exclusively for you or you and your spouse, (c) a trust under which your immediate family members are the only beneficiaries or (d) a partnership of which your immediate family members are the only partners. For this purpose, “immediate family” means your spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption.

The terms applicable to the assigned RSUs shall be the same as those in effect for the RSUs immediately prior to such assignment and shall be set forth in such documents to be executed by the assignee as the Company may deem appropriate. You may also designate one or more persons as the beneficiary or beneficiaries of your outstanding RSUs under the Plan, and those RSUs shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon your death while holding those RSUs. Such beneficiary or beneficiaries shall take the transferred RSUs subject to all the terms and conditions of this Agreement. Except for the limited transferability provided by the foregoing, outstanding RSUs under the Plan shall not be assignable or transferable.
None of the Company, its employees or directors makes any representations or guarantees concerning the tax consequences associated with the inclusion of this provision in this Agreement or your transfer of the RSUs. It is your sole responsibility to seek advice from your own tax advisors concerning those tax consequences. You are entitled to rely upon only the tax advice of your own tax advisors.

5.
CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the RSUs shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to this Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

6.
RSUS DO NOT AWARD ANY RIGHTS OF A SHAREHOLDER. You shall not have the voting rights or any of the other rights, powers or privileges of a holder of the Common Stock with respect to the RSUs that are awarded hereby.

7.
PAYMENT OF DIVIDEND EQUIVALENTS. You shall be entitled to Dividend Equivalents, pursuant to which you shall be entitled to receive, pursuant to the Plan, an amount equal to the aggregate regular cash dividends with a record date during the Restricted Period that would have been payable to you with respect to the shares of Common Stock underlying the Award had it been outstanding on the applicable record date. Such Dividend Equivalents, cash dividends, stock, and any other property distributed as a dividend or otherwise with respect to the RSUs covered by this Award shall be accumulated, and shall be subject to restrictions and risk of forfeiture to the same extent as otherwise set forth in this Agreement. The combined value of any such distributions shall be paid to you in cash at the time such restrictions and risk of forfeiture subject to this Award lapse.

8.
NOT AN EMPLOYMENT AGREEMENT. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between you and the Company or any Affiliate or guarantee the right to remain employed by the Company or any Affiliate for any specified term.

9.
LIMIT OF LIABILITY. Under no circumstances will the Company or an Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

10.
SECTION 409A OF THE INTERNAL REVENUE CODE. This Agreement and all payments made hereunder, are intended to meet the short-term deferral exception described under section 1.409A-1(b)(4) of the applicable Treasury regulations, or otherwise comply with, Section 409A, and this Agreement shall be interpreted so as to effect that intent. By accepting this Award, you acknowledge and agree that (a) you are not relying upon any written or oral statement or oral statement or representation of the Company, its Affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with execution of this Agreement and the payment made pursuant to the Plan, and (b) in deciding to enter into this Agreement, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted. By accepting this Award, you thereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with the Award and this Agreement.

11.
DELAYED PAYMENT IN CERTAIN CIRCUMSTANCES. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IF YOU ARE A “SPECIFIED EMPLOYEE” (WITHIN THE MEANING OF SECTION 409A) AND THE COMPANY DETERMINES THAT A PAYMENT HEREUNDER IS NOT PERMITTED TO BE PAID ON THE DATE SPECIFIED WITHOUT THE IMPOSITION OF ADDITIONAL TAXES, INTEREST OR PENALTIES UNDER SECTION 409A, THEN NO PAYMENTS SHALL BE MADE TO YOU PURSUANT TO THIS AWARD DUE TO A SEPARATION FROM SERVICE FOR ANY REASON BEFORE THE EARLIER OF THE DATE THAT IS SIX MONTHS AND A DAY AFTER THE DATE ON WHICH YOU INCUR SUCH SEPARATION FROM SERVICE OR FIVE BUSINESS DAYS FOLLOWING THE DATE OF YOUR DEATH.

12.
EMPLOYER LIABLE FOR PAYMENT. Except as the Committee may determine otherwise in connection with a Change in Control, the Employer (or the Company, as applicable), is liable for the payment of any amounts that become due under this Agreement.

13.
MISCELLANEOUS. This Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. In the event of a conflict between this Agreement and the Plan provisions, the Plan provisions will control. The term “you” and “your” refer to the Grantee named in this Agreement. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan. This Agreement shall be binding on the Company’s successors and assigns.

In accepting the award of RSUs set forth in this Agreement you accept and agree to be bound by all the terms and conditions of the Plan.

QUANEX BUILDING PRODUCTS CORPORATION

[Name]
[Title]

        Cash Settled RSU Award